As Filed with the Securities and Exchange Commission on November 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

U.S.I. HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	13-3771733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, New York 10510

(914) 749-8500

(Address of principal executive offices)

U.S.I. HOLDINGS CORPORATION DEFERRED COMPENSATION PLAN

(Full title of the plan)

David L. Eslick

Chairman, President and Chief Executive Officer

U.S.I. Holdings Corporation

555 Pleasantville Road, Suite 160 South

Briarcliff Manor, New York 10510

(Name and address of agent for service)

(914) 749-8500

(Telephone number, including area code, of agent for service)

With copies to:

Ernest J. Newborn, II, Esquire Senior Vice President, General Counsel and Secretary U.S.I. Holdings Corporation 555 Pleasantville Road, Suite 160 South Briarcliff Manor, New York 10510 (914) 749-8500	Brian M. Katz, Esquire Pepper Hamilton LLP 3000 Two Logan Square Eighteenth & Arch Streets Philadelphia, PA 19103-2799 (215) 981-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Deferred Compensation Obligations(1)	$102,406,353	100%	$102,406,353	$12,975

(1)	The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the U.S.I. Holdings Corporation Deferred Compensation Plan (the “Plan”) and are unsecured obligations of U.S.I. Holdings Corporation to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(2)	Estimated pursuant to rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference to this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

U.S.I. Holdings Corporation (the “Registrant”) will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such documents are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, New York 10510; telephone (914) 749-8500.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement:

(i)	Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(ii)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

(iii)	The Company’s Current Reports on Form 8-K filed with the Commission on November 4, 2004, November 2, 2004, October 29, 2004, October 28, 2004, October 22, 2004, October 15, 2004, September 9, 2004, July 30, 2004, May 26, 2004, May 21, 2004, May 5, 2004, April 23, 2004, April 16, 2004, April 15, 2004, April 6, 2004, April 2, 2004, February 26, 2004 and February 13, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

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Item 4.	Description of Securities.

The following description of the deferred compensation obligations of the Registrant under the Plan is qualified by reference to the Plan, which is included as an exhibit to this registration statement. Capitalized terms used in this Item 4 and not otherwise defined in this registration statement shall have the respective meanings attributed to such terms in the Plan. The deferred compensation obligations incurred by the Registrant under the Plan will be unsecured general obligations of the Registrant to pay the Compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant. The Registrant has several subsidiaries. The right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of any such subsidiary upon its liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary.

Under the Plan, the Registrant will provide eligible employees and members of the Board of Directors of the Registrant with the opportunity to elect to defer a portion of the Compensation to be received from the Company. Executives are permitted to defer between 2% and 50% of their Compensation (excluding bonuses) and between 10% and 100% of their bonus (after required payroll withholdings and deductions). They may make separate elections with respect to their Compensation (excluding bonuses) and bonus. Producers and directors are permitted to defer between 2% and 50% of their Compensation.

Participants are fully and immediately vested in their own deferrals.

Earnings and losses are credited or debited, as the case may be, to Participants’ accounts. The rate of return to be credited or debited, as the case may be, is based on the investment options designated by the Committee. Participants may direct the manner in which their deferrals are deemed invested from among these investment options, and may change their investment directions from time to time in accordance with procedures established by the Committee.

Under the terms of the Plan, a Participant may elect to commence benefits (1) on a date specified by the Participant, provided such date is at least three years from the date such election is made; or (2) upon the attainment of an age specified by the Participant, which shall not be a period of less than three years from the date such election is made . Any election applies to all deferrals credited to the Participant’s account for that year. Distributions may be paid, in accordance with a Participant’s election, in a lump sum or in installments over 3, 5 or 10 years.

Participants may elect to further defer the time of payment of Compensation one time for each account under the Plan. Such a subsequent election will only be valid if it is made at least twelve months prior to the date payment was to have occurred originally and if the payment date is deferred at least five additional years.

If the Participant incurs a voluntary termination prior to distribution of one or more accounts under the Plan, distribution of such accounts shall be made in accordance with the Participant’s election or subsequent election. If the Participant becomes Disabled or dies before distribution of one or more accounts under the Plan has commenced, such accounts will be paid in a single lump-sum payment within 30 days after the end of the calendar quarter in which the death or Disability occurs. However, in

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the case of termination of service due to Disability, the accounts of a Participant who is a “Key Employee” will not be distributed prior to the date that is six months from the date of such termination of service.

If a Participant’s service with the Company is terminated by the Company for any reason before commencement of the distribution of his or her accounts under the Plan, the Participant’s accounts will be paid in a single lump-sum payment as soon as reasonably practicable following the date of such termination. However, the accounts of a Participant who is also a “Key Employee” will not be distributed prior to the date that is six months from the date of his or her termination of service. If a Participant makes a subsequent election to re-defer his or her Compensation and such election was made more than twelve months prior to his or her termination of service, then the distribution of his or her benefits will not be accelerated and will be made in accordance with such subsequent election.

Whether or not the Registrant is a Participant’s employer, all Compensation deferred under the Plan will continue for all purposes to be a part of the general funds of the Registrant and the Participant’s account will at all times represent the general obligation of the Registrant. Each Participant will be a general creditor of the Registrant with respect to all of the Registrant’s deferred compensation obligations to the Participant under the Plan, and will not have a secured or preferred position with respect to his or her accounts. Nothing contained in the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages. Under the terms of the Plan, the right of a Participant in or to an account, benefit or payment under the Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance. The Registrant, by action of the Board or the Committee, without the consent of Participants, may amend, suspend, discontinue or modify the Plan at any time, except that no such action shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s accounts as of the effective date of such action. The Registrant, by action of the Board or Committee, reserves the right at any time, or from time to time, to terminate the Plan. The Plan is intended to comply with the requirements of the American Jobs Creation Act of 2004 and the regulations to be issued thereunder (“AJCA”). Notwithstanding any provision of the Plan to the contrary, the Committee reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve compliance with AJCA. The Registrant will settle a Participant’s account and discharge all obligations under the Plan in cash.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

General Corporation Law

The Registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any

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person who was, or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.

Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the person against the expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Certificate of Incorporation

Our certificate of incorporation and bylaws provide for the indemnification of directors, officers, employees and agents to the fullest extent permitted by the DGCL.

All of our directors and officers will be covered by insurance policies maintained by us against some liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.	Exemption From Registration Claimed.

None.

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Item 8.	Exhibits.

4.1	U.S.I. Holdings Corporation Deferred Compensation Plan.

5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase, decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(h) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a)

or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New York, on November 30, 2004.

U.S.I. HOLDINGS CORPORATION

By:	/s/ David L. Eslick
Name: David L. Eslick, Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of David L. Eslick and Robert S. Schneider his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Eslick	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	November 30, 2004
David L. Eslick

/s/ Robert S. Schneider	Chief Financial Officer (Principal Financial Officer)	November 30, 2004
Robert S. Schneider

/s/ David A. Hess	Vice President, Finance (Principal Accounting Officer)	November 30, 2004
David A. Hess

Signature	Title	Date

/s/ Richard M. Haverland	Director	November 30, 2004
Richard M. Haverland

/s/ Thomas A. Hayes	Director	November 30, 2004
Thomas A. Hayes

/s/ Ronald E. Frieden	Director	November 30, 2004
Ronald E. Frieden

/s/ L. Ben Lytle	Director	November 30, 2004
L. Ben Lytle

/s/ Robert A. Spass	Director	November 30, 2004
Robert A. Spass

/s/ Robert F. Wright	Director	November 30, 2004
Robert F. Wright

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.1	U.S.I. Holdings Corporation Deferred Compensation Plan.

5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).